UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2010
BRANDYWINE REALTY TRUST
BRANDYWINE OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in its charter)

Maryland (Brandywine Realty Trust) Delaware (Brandywine Operating Partnership, L.P.)	001-9106 000-24407	23-2413352 23-2862640

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 East Lancaster Avenue, Suite 100 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 325-5600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 8.01 below.

Item 8.01 Other Events

On August 26, 2010, we received $256.5 million of gross proceeds from a previously announced financing that had been escrowed pending completion and delivery of the 30th Street Post Office and Cira South Garage projects. We used the loan proceeds to reduce borrowings under our credit facility and for general corporate purposes.

The 30th Street Post Office project in Philadelphia, Pennsylvania is a $252 million historic rehabilitation of an 862,692 square foot office building which is 100% pre-leased to the Internal Revenue Service (IRS) for a twenty-year term. The $90 million Cira South Garage project is located across the street from the 30th Street Post Office and consists of a 1,662 car parking structure and 9,788 square feet of retail space which is 93.2% leased overall.

The financing encompasses individual project loans of $209.7 million on the Post Office and $46.8 million on the Garage. The loans bear interest at 5.93% with interest-only through September 10, 2010 following which they will amortize monthly over a twenty year period beginning with the October 10, 2010 debt service payment. The loans are non-recourse and are secured by mortgages on the Post Office and Garage.

Our financing costs include the gross forward commitment fee of $17.7 million which was funded into an escrow account on June 29, 2009 that was administered by The Bank of New York Mellon, as trustee. After investment of the escrow account in a portfolio of US Government securities, the forward commitment fee was reduced to $16.9 million. Including other costs of $3.3 million, we will have a total of $20.2 million of financing costs associated with this transaction and such amounts will be amortized over the twenty year term of the loans using the effective interest rate method.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Howard M. Sipzner

Howard M. Sipzner Executive Vice President and Chief Financial Officer

By:	Brandywine Operating Partnership, L.P.

By:	Brandywine Realty Trust, its General Partner

By:	/s/ Howard M. Sipzner

Howard M. Sipzner Executive Vice President and Chief Financial Officer

Date: August 26, 2010